Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333 - 240136 August 18 , 2020

FORWARD LOOKING STATEMENTS The information provided here includes “forward - looking” statements, the achievement or success of which involves risks, uncertainties, and assumptions . Although such forward - looking statements are based upon what management of ShiftPixy , Inc . (the “Company”) believes are reasonable assumptions, there can be no assurance that forward - looking statements will prove to be accurate . If any of the aforesaid risks or uncertainties materialize or if any of the assumptions proves incorrect, the results of the Company could differ materially from the results expressed or implied by the forward - looking statements the Company makes . The risks and uncertainties include, but are not limited to, risks associated with the nature of the Company’s business model ; the Company’s ability to execute its vision and growth strategy ; the Company’s ability to attract and retain clients ; the Company’s ability to assess and manage risks ; changes in the law that affect the Company’s business and its ability to respond to such changes and incorporate them into its business model, as necessary ; the Company’s ability to insure against and otherwise effectively manage risks that affect its business ; competition ; reliance on third - party systems and software ; the Company’s ability to protect and maintain its intellectual property ; and general developments in the economy, financial markets, and credit markets . The Company undertakes no obligation to update forward - looking statements if circumstances or management's estimates or opinions should change, except as required by applicable securities laws . The Company refers you to the documents it files from time to time with the U . S . Securities and Exchange Commission (the “SEC”), including its registration statement, Annual Report on Form 10 - K, Quarterly Reports on Form 10 - Q and Current Reports on Form 10 - K . These documents, including the sections therein entitled “Risk Factors,” identify important factors that could cause actual results to differ materially from those contained in forward - looking statements . All of the Company’s forward - looking statements are expressly qualified by all such risk factors and other cautionary statements . Consistent with the SEC’s April 2013 guidance on using social media outlets like Facebook and Twitter to make corporate disclosures and announce key information in compliance with Regulation FD, the Company is alerting investors and other members of the general public that it will provide updates on operations and progress required to be disclosed under Regulation FD through its social media on Facebook, Twitter, LinkedIn and YouTube . Investors, potential investors, shareholders and individuals interested in the Company are encouraged to keep informed by following it on Facebook, Twitter, LinkedIn and YouTube . 2 FREE WRITING PROSPECTUS This presentation highlights basic information about the Company and the offering to which this communication relates . Because it is a summary, it does not contain all of the information that you should consider before investing in the Company’s securities . The Company has filed a registration statement (including a prospectus, which currently is in preliminary form) with the SEC for the offering to which this presentation relates . The registration statement has not yet become effective . Before you invest, you should read the preliminary registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering . You may access these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . The preliminary prospectus, dated August 18 , 2020 , is available on the SEC Web site . Alternatively, the Company or any underwriter participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact A . G . P . /Alliance Global Partners, 590 Madison Avenue, 28 th Floor, New York, NY 10022 or via telephone at 212 - 624 - 2060 . This presentation is not intended to and does not constitute an offer to sell, or the solicitation of an offer to subscribe for or buy, or an invitation to purchase or subscribe for any securities in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law . The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective .

OFFERING SUMMARY Issuer ShiftPixy, Inc. Exchange / Ticker NASDAQ : PIXY Offering Size Up to $12 million (100% Primary) Offering Allotment 15% (100% Primary) Offering Details Common Stock and Warrants Use of Proceeds We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. Sole Book - Runner A.G.P . / Alliance Global Partners 3

Scott Absher Co - Founder and Chief Executive Officer As co - founder and chief executive officer of ShiftPixy, Scott Absher brings 30 years of experience in organizational development, capital development and employment industry expertise to the company. Absher started his career in product development and support, serving large national retail chains before turning his focus to the employer services industry. Mr. Absher has held several high - level executive, business development, sales and marketing and management positions with various companies, building and launching a number of successful product lines and companies focused on business - to - business products and services. Domonic Carney Chief Financial Officer With over twenty - five years of robust finance management within high growth and clean tech environments, Domonic Carney joins ShiftPixy as a seasoned MicroCap CFO. With roots in high tech and startups, Mr. Carney brings a wealth of knowledge and innovation to the team at ShiftPixy. Jumpstarting his career at Deloitte, Carney spent over ten years in high - tech software and internet startups around the Bay Area and Southern California. He has since spent eleven years as CFO for companies bringing innovative power equipment technologies to stock exchange listed companies. Doug Moss Chief Technology Officer Doug Moss serves as the Chief Technology Officer for ShiftPixy, overseeing platform development and product teams as they work to deliver a world - class, customer - focused solution. Drawing on more than 20 years of experience, Doug has applied his expertise in various roles at companies such as Levy Restaurants, Pacific Life, The Los Angeles Galaxy and his own consulting firm, Evergreen Experience, always focusing on delivering the very best customer experience. Doug’s extensive knowledge spans both the web and mobile customer arenas, and traces back to the early days of the mobile industry. MANAGEMENT 4

SEPTEMBER 2008 Wall Street Collapse 2.6 Million Jobs Lost 8 Million Underemployed MARCH 2009 UBER is Born Opportunity Meets Despair 5

Technology Changed the Rules Part - Time Labor Tradition is Toppled Brick and Mortar’s New Disadvantage Cell Phone Smart Phone 2011 2015 2019 ShiftPixy Founded 0% 20% 40% 60% 80% 100% Source: Pew Research Center Mobile Technology Adoption 6

THE GIG ECONOMY IS VITAL & GROWING 7 Trademarks used above are the property of their respective owners.

THE RAPID RISE OF INDEPENDENT WORKERS 41.1 M U.S. Workers Are Self Employed In 2019 24% Used Online Platforms (38% of Millennials) 52% Of the U.S. Workforce By 2023 Will Be Independent Source: https://www.mbopartners.com/state - of - independence , 2018 and 2019 reports 8

Source: https://www.statista.com/statistics/192342/unadjusted - monthly - number - of - part - time - employees - in - the - us/ (Feb 2020) THE SHIFTPIXY TARGET MARKET $20,000 Expected Billings of ShiftPixy targeting 10 million of this unserved population 28 MILLION Part - time workers in the United States per year, per shifter $1,200 Expected GP per Shifter is per year 9

ARRIVES AT THE PERFECT TIME Our purpose is to bring efficiency to the part - time labor markets by delivering workplace level liberation and ease through an ecosystem designed to leverage mobile technology to better engage workers to work opportunities. 10 10

Minimize or eliminate job provider administrative burdens Real - time connections between shift providers and shift seekers Designed for the new Gig Economy opportunities and challenges 11

12 RETHINK HUMAN CAPITAL

Small Business Owner Human Resources ACA On - Boarding MEC Look Back Periods 1094 & 1095 Workers Comp Cost Containment Safety Audit Benefit Admin Employee Paperwork Compliance Recruiting Employee Events Payroll Processing Reporting Tax THE $8000 PER EMPLOYEE PAIN PIXY Service (For Admin Fees) PIXY Revenue Sources Expected Client Savings = $2,000 - $3,000/EE Expected Admin Fee = $1K/EE 13

COMPLIANCE FREEDOM ShiftPixy allows employers to balance shift opening with a continually growing network of qualified shifters and balance employer regulations seamlessly without risk of compliance failure. The ShiftPixy platform is liberating business owners to find workers when they need it. 14

THE MOTIVATING PREFERENCES OF WORKERS IN THE GIG ECONOMY On - Demand Economy Offers Flexibility Independence and Extra Income Access to Opportunity Anywhere & Anytime 15

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DISCOVERY New Operator Opportunity Operator Revenue Gain But Profit Loss Serious Brand Damage WHAT IF… Facilitate Self - Delivery Recapture Lost Profit & Eliminate Brand Damage 17 17

Then “Ease Their Pain”: • Reduce ACA and other HR Compliance costs • Manage Delivery in - house • Implement Scheduling • Reduce turnover impact Go to Market Strategy – Initial Food Markets Target “High Pain” Restaurants with: • High Turnover (70%+) • High Workers Comp and Unemployment Tax Rates • Above compliance thresholds for ACA • 3 rd Party Delivery Losses mounting 18

COVID - 19 IMPACT ON RESTAURANT OPERATORS Let’s keep the lights on No upfront cost – Monetized through the labor. Speedy technology setup. 19

Pay at Table with Mobile Online Ordering Mobile Application Digital Marketing Driver Management 20

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Initially targeting hotel and restaurant industries (15M workers*) in major metro markets:

- California
- New York Tri-State
- Florida
- Texas
- Chicago

Using an already existing, well-established national network of business insurance agents to introduce our products to their clients based on insurance coverage needs



ShiftPixy Labs

"ShiftPixy Labs" is a concept for an online serial video program created as a means of promoting ShiftPixy's brand. Also leveraging an incubator program as a means of discovering the next big QSR brand and helping them launch and expand their own off-premise footprints.

- Ghost Kitchen Elevated
- Incubation
- Acceleration

ZiPixy

Additional monetization opportunities once clients and shift workers are in the ShiftPixy ecosystem

- Restaurant Self-Delivery
- Driver Management

*U.S. Department of Labor. Bureau of Labor Statistics. September 2016. Table B-1: Employees on nonfarm payrolls by industry sector and selected industry detail: Accommodation and Food Services Industry Subsector.

22 THE NEXT BIG THING / BRAND IN QSR

$50.7 Million $126.4 Million $222.4 Million $352.6 Million 1 At A Glance - 2020 Ticker PIXY Exchange NASDAQ IPO Date June 29, 2017 Equity Raised $25 Million 2 Shares Outstanding 17 Million Market Capitalization $86 Million 1 Sold approx. 88% of client billings in January 2020. Retained client monthly billing = $4M vs. $36M prior to transaction. Annualized August 2019 monthly billings/year = $420M 2 Raised $12 Million in IPO and $13 Million in 2020 Underwritten Secondary Offering GROSS BILLINGS 23

3 MONTHS END 9 MONTHS END Operating Metrics Client Locations Ending Billed WSEs WSE Population – PIXY Database Gross Billings Revenue Gross Profit 1 Operating Expenses Continuing Ops Loss 315 116 315 116 2,700 1,600 2,700 1,600 38,000 19,000 38,000 19,000 $14,425,000 $11,894,000 $47,028,000 $25,940,000 $2,014,000 $1,638,000 $6,775,000 $3,658,000 $141,000 1 $171,000 $724,000 1 $532,000 $4,694,000 $4,476,000 $13,586,000 $11,771,000 ($4,553,000) ($4,304,000) ($12,862,000) ($11,239,000) May 31, 2020 May 31, 2019 May 31, 2020 May 31, 2019 1 COVID impact = $181,000 reduction in Gross Profit for additional workers compensation reserve for 3/9 months ending May 31, 2 020 . 24 ShiftPixy, Inc. Operating Information (Unaudited)

Market Participants COMPANY SYMBOL EXCHANGE MARKET CAP Uber Technologies, Inc. Workday, Inc Paycom Software, Inc. Slack Technologies, Inc. Lyft, Inc. Paylocity Holding Corporation Grubhub , Inc. ManpowerGroup, Inc. Upwork, Inc. Kelly Services, Inc. TrueBlue, Inc. Asure Software, Inc. ShiftPixy, Inc. UBER WDAY PAYC WORK LYFT PCTY GRUB MAN UPWK KELYA TBI ASUR PIXY NYSE Nasdaq NYSE Nasdaq Nasdaq Nasdaq NYSE NYSE Nasdaq Nasdaq NYSE Nasdaq Nasdaq 58,366 45,588 17,736 18,771 9,379 7,554 6,445 4,047 1,693 589 471 101 86 Source: Yahoo Finance 7/20/2020 25 Trademarks used above are the property of their respective owners.

CAPITALIZATION TABLE – August 17, 2020 Capitalization Table (As of May 2020) # of Shares WAEP $ Value % of Fully Diluted Common Shares Outstanding (Directors & Officers) 1 24,954,901 Common Shares Outstanding (Public Float ) 3,737,245 Warrants and Options 2 Fully Diluted Shares Outstanding 26 1,388,688 30,149,394 $5.40 $7,500,000 1 Includes 11.8 million shares issuable to founders for preferred share exchange Friends/Family Preferred 68,560 2 Excludes options or warrants not exercisable or with exercise prices in excess of $15 per share. 3 All fully converted or repaid during the quarter ended May 31, 2020 82.8% 12.4% 4.6% 0.2% 100% Convertible Notes/Long Term Debt 3 $0 0.0%

THANK YOU FOR YOUR INTEREST. 1 Venture, Irvine, CA 92618 888.798.9100 www.ShiftPixy.com